DATED 6-1-07
Filed pursuant to Rule 433
Registration No. 333-132201


FIXED RATE MEDIUM TERM NOTE FINAL TERM SHEET

ISSUER:				TOYOTA MOTOR CREDIT CORPORATION (Aaa/AAA)
SIZE:		 		$50,000,000  (MAY BE INCREASED PRIOR TO
				SETTLEMENT DATE)
TRADE DATE:		 	6/01/07
SETTLEMENT DATE:		6/06/07
MATURITY DATE:			6/09/08
COUPON:				5.375%
PAYMENT FREQUENCY:		SEMIANNUALLY
COUPON PAYMENT DATES:		SEMIANNUALLY ON THE 9TH OF OR NEXT GOOD
				BUSINESS DAY OF DECEMBER, & JUNE USING
				THE FOLLOWING UNADJUSTED BUSINESS DAY
				CONVENTION
INITIAL PAYMENT DATE:		12/09/07
DAYCOUNT:			30/360
PRICE TO INVESTOR:		PAR
PROCEEDS TO ISSUER:		99.85%
DENOMINATIONS:			$1,000 X $1,000
CUSIP:				89233PG59
AGENT:				TOYOTA FINANCIAL SERVICES SECURITIES USA
				CORPORATION




The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-292-1147.

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